Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS STRONG FOURTH QUARTER RESULTS
WITH RECORD ANNUAL OPENINGS, RETENTION AND SYSTEM GROWTH

Company Increases Quarterly Dividend by 8% and
Provides Full-Year 2025 Outlook
PARSIPPANY, N.J., February 12, 2025 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months and year ended December 31, 2024. Highlights include:
•Global RevPAR grew 5% compared to fourth quarter 2023 in constant currency, a 400 basis point improvement sequentially; full-year global RevPAR grew 2% year-over-year in constant currency.
•U.S. RevPAR grew 5% compared to fourth quarter 2023, a 600 basis point improvement sequentially; full-year U.S. RevPAR was flat.
•System-wide rooms grew 4% year-over-year.
•Opened a record 68,700 rooms globally, representing 4% year-over-year growth, including nearly 28,000 in the U.S., which also grew 4% year-over-year.
•Global retention rate reaches record level at 95.7%.
•Development pipeline grew 2% sequentially and 5% year-over-year to a record 252,000 rooms.
•Fourth quarter diluted earnings per share increased 80% to $1.08 and adjusted diluted EPS grew 14% to $1.04, or approximately 18% on a comparable basis; full-year 2024 diluted earnings per share increased 6% to $3.61 and adjusted diluted EPS grew 8% to $4.33, or approximately 10% on a comparable basis.
•Fourth quarter net income increased 70% to $85 million and adjusted net income increased 9% to $82 million, or approximately 13% on a comparable basis; full-year 2024 net income was $289 million, or flat year-over-year, and adjusted net income increased 2% to $347 million, or approximately 4% on a comparable basis.
•Fourth quarter adjusted EBITDA increased 9% to $168 million, or approximately 12% on a comparable basis; full-year 2024 adjusted EBITDA increased 5% to $694 million, or approximately 7% on a comparable basis.
•Returned $430 million to shareholders for the full-year through $308 million of share repurchases and quarterly cash dividends of $0.38 per share.
•Board of Directors recently authorized an 8% increase in the quarterly cash dividend to $0.41 per share beginning with the dividend expected to be declared in the first quarter 2025.

“We’re proud to report a very strong finish to 2024 with net rooms growth of 4% and comparable adjusted EBITDA growth of 7%. Our team’s focus on expanding into higher FeePAR markets, growing our extended-stay footprint and unlocking new ancillary revenue streams underscore the diverse growth opportunities inherent in our asset-light, resilient business model,” said Geoff Ballotti, president and chief executive officer. “What excites us most about our future is the developer interest in, and demand for, our brands both here and overseas, reflected in a pipeline that grew another 5% to a record quarter-of-a-million rooms that will open in the coming years with significant FeePAR premiums compared to our existing system. This, when coupled with improving customer demand we’re seeing across both our leisure and infrastructure segments, lays a solid foundation for sustained momentum and meaningful value creation for our shareholders, guests, franchisees and team members for many years to come.”
System Size and Development

	Rooms
	December 31, 2024	December 31, 2023	YOY Change (bps)
United States	501,800	497,600	80
International	401,200	374,200	720
Global	903,000	871,800	360
The Company's global system grew 4%. Importantly, these results included 4% growth in the higher RevPAR midscale and above segments in the U.S. as well as strong growth in the Company's higher RevPAR EMEA and Latin America regions, which grew a combined 7%. The Company also increased its retention rate by another 10 basis points year-over-year, ending the year at a record 95.7%.
On December 31, 2024, the Company's global development pipeline consisted of approximately 2,100 hotels and 252,000 rooms, representing another record-high level and a 5% year-over-year increase. Key highlights include:
•7% growth in the U.S. and 4% internationally
•18th consecutive quarter of sequential pipeline growth
•Approximately 70% of the pipeline is in the midscale and above segments, which grew 5% year-over-year
•Approximately 17% of the pipeline is in the extended stay segment
•Approximately 58% of the pipeline is international
•Approximately 78% of the pipeline is new construction and approximately 35% of these projects have broken ground

RevPAR

	Fourth Quarter 2024	YOY Constant Currency % Change	Full-Year 2024	YOY Constant Currency % Change
United States	$46.41	5%	$50.37	—%
International	32.17	6	33.59	8
Global	40.01	5	42.91	2
Fourth quarter global RevPAR increased 5% in constant currency compared to 2023, reflecting 5% growth in the U.S., which accelerated throughout the quarter, and 6% growth internationally. For the full year, global RevPAR was flat compared to 2023 on a reported basis, in line with the Company's outlook, and grew 2% in constant currency reflecting flat growth in the U.S. and 8% growth internationally.
In the U.S., fourth quarter results included 140 basis points of favorable hurricane impacts; excluding which, RevPAR grew 4% year-over-year reflecting strength in both weekday business bookings and weekend leisure demand. Overall, U.S. RevPAR improved 620 basis points sequentially from third quarter, or 480 basis points excluding hurricane impacts.

Internationally, RevPAR strength was driven by ADR growth of 6% in constant currency, while occupancy remained flat. The Company's EMEA and Latin America regions saw the largest increases year-over-year in the fourth quarter, collectively growing 15%. RevPAR for the Company's China region declined 11% in the fourth quarter, driven by a 10% decrease in ADR.
Operating Results
Fourth Quarter
•Fee-related and other revenues grew 7% to $341 million compared to $320 million in fourth quarter 2023, which reflects higher royalties and franchise fees.
•Net income grew 70% to $85 million compared to $50 million in fourth quarter 2023, reflecting higher adjusted EBITDA, as well as a lower effective tax rate and lower foreign currency impact for highly inflationary countries, which were partially offset by higher interest expense.
•Adjusted EBITDA grew 9% to $168 million compared to $154 million in fourth quarter 2023. This increase included a $4 million unfavorable impact from expected marketing fund variability, excluding which adjusted EBITDA grew 12% on a comparable basis, primarily reflecting higher royalties and franchise fees and margin expansion.
•Diluted earnings per share grew 80% to $1.08 compared to $0.60 in fourth quarter 2023, which primarily reflects higher net income and the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS grew 14% to $1.04 compared to $0.91 in fourth quarter 2023. This increase included an unfavorable impact of $0.04 per share related to expected marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS increased approximately 18% year-

over-year reflecting comparable adjusted EBITDA growth and the benefit of share repurchase activity, partially offset by higher interest expense.
•During fourth quarter 2024, the Company’s marketing fund revenues exceeded expenses by $5 million; while in fourth quarter 2023, the Company’s marketing fund revenues exceeded expenses by $9 million, resulting in $4 million of marketing fund variability.
Full Year
•Fee-related and other revenues grew 1% to $1.40 billion compared to $1.38 billion in full-year 2023, which included $18 million of pass-through revenues associated with the Company's 2023 global franchisee conference, absent which, fee-related and other revenue increased 3%. This growth primarily reflects higher royalties and franchise fees and ancillary revenues.
•The Company reported net income of $289 million, consistent with 2023, as higher adjusted EBITDA was offset by higher transaction-related expenses in connection with defending an unsuccessful hostile takeover attempt. Other items include higher interest expense, restructuring costs and an impairment charge, which were offset by a lower effective tax rate, the absence of foreign currency impacts from highly inflationary countries and a benefit from the reversal of a spin-off related matter.
•Adjusted EBITDA grew 5% to $694 million compared to $659 million in full-year 2023. This increase included a $10 million unfavorable impact, as expected, from marketing fund variability, excluding which adjusted EBITDA grew 7% on a comparable basis, primarily reflecting higher royalties and franchise fees, increased ancillary revenues and margin expansion.
•Diluted earnings per share grew 6% to $3.61 compared to $3.41 in full-year 2023, which primarily reflects the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS grew 8% to $4.33 compared to $4.01 in full-year 2023. This increase included an unfavorable impact of $0.09 per share, as expected, related to marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS increased approximately 10% year-over-year reflecting comparable adjusted EBITDA growth and the benefit of share repurchase activity, partially offset by higher interest expense.
•During full-year 2024, the Company’s marketing fund expenses exceeded revenues by $1 million; while in 2023, the Company’s marketing fund revenues exceeded expenses by $9 million, resulting in $10 million of marketing fund variability.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Balance Sheet and Liquidity
The Company generated $290 million of net cash provided by operating activities and $397 million of adjusted free cash flow in full-year 2024. The Company ended the quarter with a cash balance of $103 million and approximately $765 million in total liquidity.
The Company’s net debt leverage ratio was 3.4 times at December 31, 2024, just below the midpoint of the Company’s 3 to 4 times stated target range and in line with expectations.

Share Repurchases and Dividends
During the fourth quarter, the Company repurchased approximately 0.3 million shares of its common stock for $23 million. For the full-year 2024, the Company repurchased approximately 4.1 million shares of its common stock for $308 million.
The Company paid common stock dividends of $30 million, or $0.38 per share, during the fourth quarter 2024 for a total of $122 million, or $1.52 per share, for the full-year 2024.
For the full-year 2024, the Company returned $430 million to shareholders through share repurchases and quarterly cash dividends.
The Company's Board of Directors authorized an 8% increase in the quarterly cash dividend to $0.41 per share, beginning with the dividend expected to be declared in first quarter 2025.
Outlook
The Company provided the following outlook for full-year 2025:

2025 Outlook
Year-over-year rooms growth	3.6% - 4.6%
Year-over-year global RevPAR growth (a)	2% - 3%
Fee-related and other revenues	$1.49 - $1.51 billion
Adjusted EBITDA	$745 - $755 million
Adjusted net income	$369 - $379 million
Adjusted diluted EPS	$4.66 - $4.78
Free cash flow conversion rate	57% - 60%

(a)    Represents constant currency basis; on a reported basis, which includes foreign currency impacts, would be 0.5% - 1.5%.
The Company continues to expect marketing fund revenues to equal expenses during full-year 2025 though seasonality of spend will affect the quarterly comparisons throughout the year.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, February 13, 2025 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 225-9448 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on

February 13, 2025. A telephone replay will be available for approximately ten days beginning at noon ET on February 13, 2025 at 800 839-5127.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of franchised properties, with approximately 9,300 hotels across over 95 countries on six continents. Through its network of approximately 903,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, ECHO Suites®, Registry Collection Hotels®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 114 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit https://investor.wyndhamhotels.com. The Company may use its website and social media channels as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company's website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com or on the Company's social media channels, including the Company's LinkedIn account which can currently be accessed at https://www.linkedin.com/company/wyndhamhotels. Accordingly, investors should monitor this section of the Company's website and the Company's social media channels in addition to following the Company's press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements related to Wyndham's current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends and restructuring charges. Forward-looking statements are any statements other than statements of historical fact, including those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "predict," "intend," "goal," "future," "forward," "remain," "confident," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and conflicts in the Middle East, respectively; global or regional health crises or pandemics including the resulting impact on Wyndham's business, operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. These risks and uncertainties are not the only ones Wyndham may face and additional risks may arise or become material in the future. Wyndham undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2024		2023		2024	2023
Net revenues
Royalties and franchise fees	$136		$117		$555	$532
Marketing, reservation and loyalty	135		133		563	578
Management and other fees	3		3		10	14
License and other fees	30		29		119	112
Other	37		38		157	148
Fee-related and other revenues	341	—	320	—	1,404	1,384
Cost reimbursements	—		1		4	13
Net revenues	341		321		1,408	1,397

Expenses
Marketing, reservation and loyalty	130		124		564	569
Operating	21		30		81	94
General and administrative	39		37		130	130
Cost reimbursements	—		1		4	13
Depreciation and amortization	17		20		71	76
Transaction-related	—		5		47	11
Restructuring	4		—		15	—
Impairment	—		—		12	—
Separation-related	—		—		(11)	1
Total expenses	211		217		913	894

Operating income	130		104		495	503
Interest expense, net	32		29		124	102
Early extinguishment of debt	—		—		3	3

Income before income taxes	98		75		368	398
Provision for income taxes	13		25		79	109
Net income	$85		$50		$289	$289

Earnings per share
Basic	$1.09		$0.61		$3.64	$3.43
Diluted	1.08		0.60		3.61	3.41

Weighted average shares outstanding
Basic	78.0		82.0		79.5	84.4
Diluted	78.8		82.6		80.1	84.9

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2024	$305	$367	$396	$341	$1,408
2023	313	362	402	321	1,397
Adjusted EBITDA
2024	$158	$195	$224	$189	$767
2023	164	175	215	173	727

Corporate
Net revenues
2024	$—	$—	$—	$—	$—
2023	—	—	—	—	—
Adjusted EBITDA
2024	$(17)	$(17)	$(16)	$(21)	$(73)
2023	(17)	(17)	(15)	(19)	(68)

Total Company
Net revenues
2024	$305	$367	$396	$341	$1,408
2023	313	362	402	321	1,397
Net income
2024	$16	$86	$102	$85	$289
2023	67	70	103	50	289
Adjusted EBITDA
2024	$141	$178	$208	$168	$694
2023	147	158	200	154	659

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2024	2023
Operating activities
Net income	$289	$289
Depreciation and amortization	71	76
Payments related to hostile takeover defense	(47)	—
Payments of development advance notes, net	(109)	(72)
Working capital and other, net	86	83
Net cash provided by operating activities	290	376
Investing activities
Property and equipment additions	(49)	(37)
Loan advances, net	(16)	(29)
Net cash used in investing activities	(65)	(66)
Financing activities
Proceeds from long-term debt	1,835	1,378
Payments of long-term debt	(1,539)	(1,245)
Dividends to shareholders	(122)	(118)
Repurchases of common stock	(310)	(393)
Other, net	(39)	(24)
Net cash used in financing activities	(175)	(402)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(3)	(3)
Net increase/(decrease) in cash, cash equivalents and restricted cash	47	(95)
Cash, cash equivalents and restricted cash, beginning of period	66	161
Cash, cash equivalents and restricted cash, end of period	$113	$66

Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$134	$123	$290	$376
Less: Property and equipment additions	(25)	(9)	(49)	(37)
Plus: Payments of development advance notes, net	21	25	109	72
Free cash flow	130	139	350	411
Plus: Adjusting items (a)	—	—	47	—
Adjusted free cash flow	$130	$139	$397	$411

(a)    Represents payments related to the Company's defense of an unsuccessful hostile takeover attempt.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

		As of December 31, 2024	As of December 31, 2023
Assets
Cash and cash equivalents		$103	$66
Trade receivables, net		271	241
Property and equipment, net		94	88
Goodwill and intangible assets, net		3,073	3,104
Other current and non-current assets		682	534
Total assets		$4,223	$4,033

Liabilities and stockholders' equity
Total debt		$2,463	$2,201
Other current liabilities		423	422
Deferred income tax liabilities		332	325
Other non-current liabilities		355	339
Total liabilities		3,573	3,287
Total stockholders' equity		650	746
Total liabilities and stockholders' equity		$4,223	$4,033

Our outstanding debt was as follows:
	Weighted Average Interest Rate (a)	As of December 31, 2024	As of December 31, 2023

$750 million revolving credit facility (due April 2027)	6.7%	$88	$160
$400 million term loan A (due April 2027)	6.6%	364	384
$1.5 billion term loan B (due May 2030)	4.5%	1,515	1,123
$500 million 4.375% senior unsecured notes (due August 2028)	4.4%	496	495
Finance leases (b)	4.5%	—	39
Total debt	4.8%	2,463	2,201
Cash and cash equivalents		103	66
Net debt		$2,360	$2,135
Net debt leverage ratio		3.4x	3.2x

(a)    Represents weighted average interest rates for the fourth quarter 2024, including the effects from hedging.
(b)    Reduction in balance relates to the Company's purchase of its previously leased corporate headquarters during fourth quarter 2024.

Our outstanding debt as of December 31, 2024 matures as follows:
Amount
Within 1 year	$43
Between 1 and 2 years	45
Between 2 and 3 years	410
Between 3 and 4 years	512
Between 4 and 5 years	15
Thereafter	1,438
Total	$2,463

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Year Ended December 31,
	2024	2023	Change	% Change
Beginning Room Count (January 1)
United States	497,600	493,800	3,800	1%
International	374,200	348,700	25,500	7
Global	871,800	842,500	29,300	3

Additions
United States	27,800	26,700	1,100	4
International	40,900	39,300	1,600	4
Global	68,700	66,000	2,700	4

Deletions
United States	(23,600)	(22,900)	(700)	(3)
International	(13,900)	(13,800)	(100)	(1)
Global	(37,500)	(36,700)	(800)	(2)

Ending Room Count (December 31)
United States	501,800	497,600	4,200	1
International	401,200	374,200	27,000	7
Global	903,000	871,800	31,200	4%

	As of December 31,				FY 2024 Royalty Contribution
	2024	2023	Change	% Change
System Size
United States
Economy	224,800	230,800	(6,000)	(3%)
Midscale and Above	277,000	266,800	10,200	4
Total United States	501,800	497,600	4,200	1%	78%

International
Greater China	184,300	171,100	13,200	8%	4
Rest of Asia Pacific	40,000	34,600	5,400	16	2
Europe, the Middle East and Africa	93,000	88,700	4,300	5	8
Canada	39,700	39,900	(200)	(1)	5
Latin America	44,200	39,900	4,300	11	3
Total International	401,200	374,200	27,000	7%	22

Global	903,000	871,800	31,200	4%	100%

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended December 31, 2024	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$37.82	6%
Midscale and Upper Midscale	52.17	5
Upscale and Above	88.55	(1)
Total United States	$46.41	5%

International
Greater China	$14.82	(11%)
Rest of Asia Pacific	34.42	5
Europe, the Middle East and Africa	53.53	7
Canada	45.79	5
Latin America	48.82	43
Total International	$32.17	6%

Global	$40.01	5%

	Three Months Ended December 31,
	2024	2023	% Change (b)
Average Royalty Rate
United States	4.8%	4.6%	15 bps
International	2.6%	2.3%	31 bps
Global	4.0%	3.8%	19 bps

	Year Ended December 31, 2024	Constant Currency % Change (a)
Regional RevPAR Growth
United States
Economy	$41.10	(2%)
Midscale and Upper Midscale	56.64	1
Upscale and Above	96.61	(1)
Total United States	$50.37	—%

International
Greater China	$15.18	(8%)
Rest of Asia Pacific	32.63	3
Europe, the Middle East and Africa	53.97	10
Canada	54.91	3
Latin America	50.34	43
Total International	$33.59	8%

Global	$42.91	2%

	Year Ended December 31,
	2024	2023	% Change (b)
Average Royalty Rate
United States	4.7%	4.6%	10 bps
International	2.5%	2.4%	12 bps
Global	3.9%	3.9%	6 bps

(a)     International and global exclude the impact of currency exchange movements.
(b)    Amounts may not recalculate due to rounding.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2024	$36.28	$45.99	$49.33	$40.01	$42.91
2023	$37.20	$46.47	$49.71	$38.90	$43.10
U.S. RevPAR
2024	$41.68	$55.44	$57.98	$46.41	$50.37
2023	$43.84	$55.26	$58.46	$44.06	$50.42
International RevPAR
2024	$29.38	$34.11	$38.60	$32.17	$33.59
2023	$27.99	$34.44	$38.05	$32.12	$33.21
Global Rooms
2024	876,300	884,900	892,600	903,000	903,000
2023	844,800	851,500	858,000	871,800	871,800
U.S. Rooms
2024	499,100	499,400	500,600	501,800	501,800
2023	494,400	495,100	495,700	497,600	497,600
International Rooms
2024	377,200	385,500	392,000	401,200	401,200
2023	350,400	356,400	362,300	374,200	374,200

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted diluted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered in isolation or as a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies.

Reconciliation of Net Income to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2024
Net income	$16	$86	$102	$85	$289
Provision for income taxes	6	26	35	13	79
Depreciation and amortization	20	17	17	17	71
Interest expense, net	28	30	34	32	124
Early extinguishment of debt (a)	—	3	—	—	3
Stock-based compensation	10	10	10	11	41
Development advance notes amortization	5	6	6	6	24
Transaction-related (b)	41	5	1	—	47
Restructuring costs (c)	3	7	2	4	15
Impairment (d)	12	—	—	—	12
Separation-related (e)	—	(12)	1	—	(11)
Adjusted EBITDA	$141	$178	$208	$168	$694

2023
Net income	$67	$70	$103	$50	$289
Provision for income taxes	24	26	33	25	109
Depreciation and amortization	19	19	19	20	76
Interest expense, net	22	24	27	29	102
Early extinguishment of debt (a)	—	3	—	—	3
Stock-based compensation	9	9	10	11	39
Development advance notes amortization	3	4	4	5	15
Transaction-related (b)	—	4	1	5	11
Separation-related (e)	2	(2)	—	—	1
Foreign currency impact of highly inflationary countries (f)	1	1	3	9	14
Adjusted EBITDA	$147	$158	$200	$154	$659

NOTE: Amounts may not add due to rounding.
(a)    Amounts relate to non-cash charges associated with the Company's refinancing of its term loan B.
(b)    Represents costs related to corporate transactions, including the Company's defense of an unsuccessful hostile takeover attempt and the Company's repricing and upsizing of its term loan B.
(c)    Represents charges associated with the Company's 2024 restructuring plan consisting primarily of employee related costs.
(d)    Primarily represents an impairment of development advance notes as a result of the Company’s evaluation of the recoverability of their carrying value.
(e)    Represents costs (income) associated with the Company's spin-off from Wyndham Worldwide.
(f)    Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Diluted earnings per share	$1.08	$0.60	$3.61	$3.41

Net income	$85	$50	$289	$289

Adjustments:
Transaction-related	—	5	47	11
Acquisition-related amortization expense (a)	7	7	27	27
Restructuring costs	4	—	15	—
Impairment	—	—	12	—
Separation-related	—	—	(11)	1
Early extinguishment of debt	—	—	3	3
Foreign currency impact of highly inflationary countries	—	9	—	14
Total adjustments before tax	11	21	93	56
Special tax items (b)	11	(6)	11	(6)
Income tax provision (c)	3	2	24	10
Total adjustments after tax	(3)	25	58	52
Adjusted net income	$82	$75	$347	$341
Adjustments - EPS impact	(0.04)	0.31	0.72	0.60
Adjusted diluted EPS	$1.04	$0.91	$4.33	$4.01

Diluted weighted average shares outstanding	78.8	82.6	80.1	84.9

(a)    Reflected in depreciation and amortization on the income statement.
(b)    The 2024 amounts include a benefit related to tax credits received in Puerto Rico. The 2023 amounts include a foreign tax assessment impacting years 2017, 2018 and 2019.
(c)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2025 OUTLOOK
As of February 12, 2025
(In millions, except per share data)

2025 Outlook
Fee-related and other revenues	$1,485 – 1,505
Adjusted EBITDA (a)	745 – 755
Depreciation and amortization expense (b)	39 – 41
Development advance notes amortization expense	32 – 34
Stock-based compensation expense	42 – 44
Interest expense, net	134 – 136
Adjusted income before income taxes	492 – 506
Income tax expense (c)	123 – 127
Adjusted net income	$369 – 379

Adjusted diluted EPS	$4.66 – 4.78

Diluted shares (d)	79.2

Capital expenditures	$40 – 45
Development advance notes	Approx. $110

Free cash flow conversion rate	57% – 60%

Year-over-Year Growth
Global RevPAR (e)	2% – 3%
Number of rooms	3.6% – 4.6%

(a)    The Company expects to generate roughly 20% of its adjusted EBITDA in the first quarter.
(b)    Excludes amortization of acquisition-related intangible assets of approximately $27 million.
(c)    Outlook assumes an effective tax rate of approximately 25%.
(d)    Excludes the impact of any share repurchases after December 31, 2024.
(e)    Represents constant currency basis; on a reported basis, which includes foreign currency impacts, would be 0.5% - 1.5%.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and adjusted free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income and diluted earnings per share excluding acquisition-related amortization, impairment charges, significant accelerated depreciation, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries and special tax items. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Adjusted Free Cash Flow: Represents free cash flow excluding payments related to the Company's defense of an unsuccessful hostile takeover attempt.
Ancillary Revenues: Represents the summation of the license and other fees line item and other revenues line item per the income statement.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Comparable Basis: Represents a comparison eliminating the year-over-year variability of the Company's marketing funds.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
FeePAR: Represents annual royalties per room and is calculated by dividing total annual royalty revenue of the Company's franchised hotels by the number of franchised rooms in its system size.

Free Cash Flow: Reflects net cash provided by operating activities excluding development advances, less capital expenditures. The Company believes free cash flow to be a useful operating performance measure to it and investors. This measure helps the Company and investors evaluate its ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, free cash flow reflects the Company’s ability to grow its business through investments and acquisitions, as well as its ability to return cash to shareholders through dividends and share repurchases or even to delever. Free cash flow is not a representation of how the Company will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

Free Cash Flow Conversion Rate: Represents the percentage of adjusted EBITDA that is converted to adjusted free cash flow and provides insights into how efficiently the Company is able to turn profits into cash available for use, such as for investments (including development advance notes), debt reduction, dividends or share repurchases.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on the Company's franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.